Exhibit 10.46
Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2) because it is both (i) immaterial and (ii) treated by the Company as private and confidential. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon request.

MANUFACTURING AGREEMENT

between

QT IMAGING HOLDINGS, INC.,

and

CANON MEDICAL SYSTEMS CORPORATION

MANUFACTURING AGREEMENT
This Agreement is entered into on this March 28, 2025 (hereinafter referred to as the “Execution Date”) by and between CANON MEDICAL SYSTEMS CORPORATION, a company organized and existing under the law of Japan with its registered office at 1385,Shimoishigami,Otawara-shi, Tochigi 324-8550 Japan (hereinafter referred to as “CANON”) and QT IMAGING HOLDINGS, INC., a company organized and existing under the laws of Delaware with its registered office at 3 Hamilton Landing Suite 160, Novato, CA 94949 (hereinafter referred to as “QTI” or “Seller”).
WITNESSETH:
WHEREAS, CANON is engaged in the design, manufacture and sale of certain medical equipment and unit;
WHEREAS, QTI desires to manufacture Breast Acoustic CTTM scanners with a reputable contract manufacturer as its own branded product, and CANON is willing to manufacture these units;
WHEREAS, QTI executed the Amended and Restated Distribution Agreement on December 11, 2024, with NXC Imaging, Inc. (hereinafter referred to as “NXC”), a wholly-owned subsidiary of Canon Medical Systems USA, Inc (a wholly-owned subsidiary of CANON) (hereinafter referred to as the “Distribution Agreement”); and
WHEREAS, the Parties (as defined below) deem it desirable to establish general terms and conditions which shall govern the sale by CANON and the purchase by QTI of the above units,
NOW THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the Parties hereby agree as follows:

Article 1. DEFINITIONS
1.1    “Days” mean a number of consecutive Gregorian calendar days, and “Business Days” mean a number of consecutive Days excluding Saturdays, Sundays, any national and/or state holidays, and company holidays applicable to either of the Parties.
1.2    “Components” mean materials and components necessary for manufacturing Products, described in attached Exhibit A-1.
1.3    “Parts” means any spare parts and components used to repair the Unit as listed in Exhibit A-2.
1.4    “Party” means either CANON or QTI under appropriate context of applicable provisions of this Agreement, and “Parties” mean CANON and QTI, collectively.
1.5    “PO” or “Purchase Order” means any individual purchase order placed by QTI with CANON to purchase the Products in the manner specified in Article 3 hereof.
1.6    “Products” means the Unit and the Parts collectively or individually.

1.7    “Purchase Prices” means the prices of each of the Products paid to CANON by QTI in accordance with Article 4 and 8 hereof.
1.8    “QT Scanner” means QTI branded Breast Acoustic CTTM scanners to be manufactured by QTI as medical products based on Units, and to be sold by QTI through NXC to US and US territories.
1.9    “Specifications” means characteristics, performances and all other technical requirements of the Products which are separately agreed between the Parties as set out in Exhibit B to this Agreement.
1.10    “Unit” means a non-medical and unfinished unit of the QT Scanner, which is specially manufactured by CANON using Components according to the Specifications.
1.11    “Confidential Information” means any information (i) disclosed in written, recorded, graphical or other tangible form, which is marked as “Confidential,” (ii) disclosed orally or in other intangible form, designated as confidential at the time of the disclosure and reduced to writing and marked as “Confidential” by the disclosing party within thirty (30) Days of its initial disclosure, and (iii) the terms and conditions of this Agreement, including the existence of this Agreement.

Article 2. CONSIGNMENT OF MANUFACTURING
2.1    Subject to the terms and conditions contained in this Agreement, including as provided for in the following sentence, QTI hereby appoints CANON to act during the Term set forth in Article 19, as its exclusive contract manufacturer of the Products, and CANON accepts such appointment, subject to the terms and conditions set forth herein, provided that such appointment shall only apply to the Products to be distributed by NXC pursuant to the Distribution Agreement. QTI shall provide forecasts (each, a “Forecast”) to CANON in accordance with the “Forecast Policy” set forth in Exhibit C (hereinafter referred to as the “Forecast Policy”). No later than 40 Days prior to the end of each calendar quarter, QTI shall notify CANON in writing indicating whether or not QTI wishes to manufacture Products for the following quarter at QTI’s facility in Novato, California (hereinafter referred to as “Novato Manufacturing”) for the purpose of meeting the Forecast for such quarter. If QTI provides such notice to CANON within the 40-Day period, stating that QTI wishes to engage in Novato Manufacturing, QTI may purchase from CANON (if QTI does not already have) any Components held by CANON necessary as determined by QTI for QTI to be able to manufacture the Products via the Novato Manufacturing, at the same purchase price that CANON paid to QTI to purchase such Components. QTI shall bear all risk of loss, fees and shipping costs for the Components incurred in connection with the Novato Manufacturing. For the sake of clarity, CANON’s manufacturing of the Products shall not include the final testing process for the QT Scanner, and CANON shall not have any responsibility for the QT Scanner as a manufacturer of medical equipment.

2.2    In order for CANON to manufacture the Products, QTI shall sell Components to CANON in a timely manner, in accordance with the terms and conditions of the “GENERAL TERMS AND CONDITIONS OF PURCHASE” as separately agreed between the Parties. QTI shall cooperate with and support CANON to allow CANON to procure Components through its own supply chain. The Parties shall negotiate in good faith specific procedures to phase out CANON’s purchase of Components from QTI, with the target date of the fourth quarter of 2025. For the avoidance of doubt, such target date is not a commitment. The terms for purchasing Components (or subassemblies), including Components for service, by QTI from Canon shall be mutually agreed upon by the Parties.
2.3    No later than 45 Days prior to the end of each calendar quarter, CANON will notify QTI in writing if CANON is unable to deliver a sufficient number of Products to satisfy the Forecast for the following quarter. If CANON is unable to deliver a sufficient number of Products due to CANON’s willful misconduct, CANON will sell all Components necessary for QTI to engage in Novato Manufacturing sufficient to cover the Product shortfall back to QTI at the same purchase price that CANON paid to purchase such Components. CANON shall bear risk of loss, all fees and shipping costs for the Components incurred in connection with this Article 2.3.

Article 3. PURCHASE ORDER
3.1     From time to time during the term of this Agreement, QTI may issue to CANON a PO for any of the Products necessary to meet the Forecast, for the actual quantities to be delivered by CANON. QTI will communicate each PO to CANON in writing by any reasonable means, including but not limited to postal delivery, courier delivery, facsimile transmission and electronic mail, specifying:
(a)PO Number and Date of Issuance;
(b)Product model name and product code;
(c)Quantity to be delivered;
(d)Required delivery dates;
(e)Purchase Prices; and
(f)Reference to the latest Manufacturing Agreement
3.2    QTI will issue a PO of the Unit(s) at least thirty (30) Business Days prior to the delivery date specified in the PO. Each PO shall specify delivery dates that respect the “Forecast Policy.” CANON may reject any PO that requests delivery dates that are not in compliance with such Forecast Policy or that do not contain the information required in Article 3.1 above.
3.3    In case the PO accepted by CANON (hereinafter referred to as the “Accepted PO”) provides any terms inconsistent with those of this Agreement, the terms in the Accepted PO shall prevail over those of this Agreement. Unless QTI is manufacturing Product in accordance with Articles 2.1 or 2.3, any failure by CANON, as a result of CANON’s conduct, to manufacture and deliver Units of Products as specified in an Accepted PO necessary to satisfy the Forecasts later than seventy-five (75) Days from the delivery date as specified in the Accepted PO shall result in liquidated damages per missed or delayed Unit of $220,000, with NXC not being obligated to pay for the missed MOQ sale. Such liquidated damages are not intended to be a penalty and are solely intended to compensate for damages. Furthermore, such failure by CANON shall not provide any grounds for NXC to terminate the Distribution Agreement or otherwise cancel the binding nature of the MOQs as provided in the Distribution Agreement.

Article 4. PURCHASES
4.1    The Purchase Prices applicable to the PO as of the date of this Agreement shall be separately agreed between the Parties in writing.
4.2     The trade term of Purchase Prices is DDP, Novato, California, USA. The trade term DDP, Novato, California, USA shall be governed and interpreted in accordance with the applicable provisions of the INCOTERMS 2020. For clarity, the first sentence of this Article 4.2 means the Purchase Price is determined by the Parties on the condition that the delivery of the Products shall be made DDP, Novato, California, USA.

Article 5. DELIVERY AND PACKING
5.1    Unless otherwise agreed between the Parties in the writing, delivery of the Products shall be made DDP, Novato, California, USA.
5.2     Packaging of the Products shall be made with material and in a manner suitable for air, ocean and truck freight shipment as specified in the Specifications.

Article 6. DOCUMENTS
6.1     Upon reasonable request by QTI, CANON shall use commercially reasonable efforts to provide QTI with the documents reasonably required by QTI and electronic files thereof in connection with the Products. All documents shall be written in English. In case any documents are needed by QTI from CANON that require the support of a third party to produce, CANON will inform QTI of the cost and the delivery time needed to obtain such document(s) and such cost shall be borne by QTI, provided that CANON provide evidence of additional cost needed to obtain such documents from a third party.
6.2    QTI shall provide following documents for free of charge.

     - Parts List
- Assembly Instructions/Drawings
- Inspection Instructions
- Information on Assembly/Inspection Jigs
- Work Guidance/Training (up to total of three hundred and sixty (360) hours of QTI’s engineer work hour)

Article 7. TITLE AND RISK
All title to and risk of loss of the Products shall pass from CANON to QTI when the Products have been delivered to QTI, DDP, Novato, California, USA, in accordance with the applicable provisions of INCOTERMS 2020.

Article 8. PAYMENT; SECURITY INTEREST
QTI shall make payment of the Products to CANON in USD by telegraph or wire transfer within ninety (90) Days after the issuing date of an original copy of the invoice to be issued by CANON. QTI agrees that CANON will retain a first priority security interest in the Products to secure payment of the Purchase Price until payment has been made in full, and QTI will take all actions reasonably requested by CANON to perfect such security interest.

Article 9. OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS
9.1    All intellectual property rights, including but not limited to patents, copyrights, know-how, and trade secrets (hereinafter, collectively or individually, referred to as the “IPR”), to and in any invention, process, discovery, work, software, technology and technical information (hereinafter, collectively or individually, referred to as the “Invention”) which each Party has owned before the Effective Date (as defined below; the same applies hereinafter) or develops separately from the performance of the manufacture of the Products under this Agreement, shall remain the exclusive property of QTI or CANON respectively.
9.2    All IPR in and to any Invention, whether patentable or not, conceived and reduced to practice in the performance of the manufacture of the Products under this Agreement shall be owned solely by CANON; provided, that to the extent that such Invention is based on QTI’s Confidential Information and is exercised on the Products which are manufactured by CANON and delivered to QTI under this Agreement, such as manufacturing process flow, CANON agrees not to assert any IPR in and to such Invention against QTI, its affiliates and customers as to the Products. The term “affiliate(s)” used herein shall mean an entity that directly or indirectly, controls, is controlled by, or is under common control with the party and “control” means the possession of beneficial ownership of more than fifty percent (50%) of the voting power of an entity with respect to the election of directors. All IPR to and in any Invention, whether patentable or not, if agreed between the Parties to have been conceived and reduced to practice jointly by QTI and CANON in the performance of the manufacture of the Products under this Agreement shall be owned jointly and equally by QTI and CANON, and both Parties shall have the right to use, utilize and exploit such IPR in accordance with applicable laws involved without a prior consent of or any payment or consideration to the other Party.
9.3    Grant of License
9.3.1    QTI hereby grants to CANON a personal and exclusive license to use, utilize (including copy, amend, revise and modify) and exercise the IPR owned by QTI solely for enabling it to manufacture the QT Scanners sold to NXC and provide maintenance support for them, provided that (i) such exclusive license may be sublicensed to NXC and other subsidiaries of CANON and/or authorized maintenance companies (with such authorization to be provided in writing by QTI, but not to be unreasonably refused, withheld, or delayed) that provide maintenance services on an outsourced basis (hereinafter, such parties, referred to as the “Approved Parties”) solely for the QT Scanners distributed by NXC pursuant to the Distribution Agreement, whether or not the QT Scanners are distributed before, on, or after the Effective Date; otherwise such license shall be non-exclusive, non-sublicensable and non-transferable, and (ii) CANON shall refrain from using its license to amend, revise and modify the QT Scanners, including the source code(s) of software (which shall be held in escrow pursuant to the terms of an escrow agreement to be separately executed among the Parties and an escrow agent (hereinafter referred to as the “Escrow Agreement”)), unless QTI becomes party to an event of any bankruptcy or other insolvency proceeding, including an assignment for the benefit of creditors, or shall be declared bankrupt or reorganized by the court of competent jurisdiction, or enter into any composition with its creditors, or shall begin any proceeding for the liquidation or winding up of its business or for termination of its corporate charter (hereinafter, such events with respect to QTI, collectively referred to as the “QTI Bankruptcy”), in which case CANON may use its license in accordance with Article 9.3.2.
9.3.2    Except as provided for in the following sentence, in the event of a QTI Bankruptcy and rejection or termination of the Agreement in a QTI Bankruptcy, all source code(s) will be released by the escrow agent to CANON and CANON may exercise its rights to amend, revise and modify such source code(s) (A) to enable CANON to manufacture (x) up to 100 QT Scanners to be sold to NXC or (y) in the event that 100 QT Scanners have yet to be sold to NXC by December 31, 2026, QT Scanners until December 31, 2026, whichever occurs earlier, and (B) to enable CANON and the Approved Parties until the earlier of (i) the end of the five-year lifetime of the QT Scanners sold to NXC pursuant to the Distribution Agreement and (ii) December 31, 2031 (such earlier date, the “Maintenance Term”) to support the continuous workable operation, but not for upgrades or improvement of performance, of QT Scanners that were distributed by NXC before, on, or after the Effective Date. Following the expiration of the Maintenance Term, CANON shall return to QTI or its successor physical material released to CANON by the escrow agent and use commercially reasonable efforts to erase electronically submitted material released to it by the escrow agent, provided, however, that CANON shall be permitted to retain information stored on backup or archival media pursuant to bona fide security measures or for legal compliance. In the event that prior to a QTI Bankruptcy, CANON terminates this Agreement, other than pursuant to Article 20.1, in the event of a QTI Bankruptcy there shall be no release of source code(s). Furthermore, in the event that prior to a QTI Bankruptcy Canon terminates this agreement in accordance with Article 20.1 and there is a subsequent QTI Bankruptcy, the usage by CANON of the source code released to CANON pursuant to this Article 9.3.2 shall be limited to subpart (B) set forth in the first sentence of this Article 9.3.2. The Parties acknowledge and agree that the IPR licensed hereunder is “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code, which has been licensed hereunder in a contemporaneous exchange for value. The Parties further acknowledge and agree that if QTI or any of its permitted successors or assigns: (i) commences, or has commenced against it, any bankruptcy under the Bankruptcy Code; and (ii) elects to reject, or a trustee on behalf of it elects to reject, this Agreement or any agreement supplementary hereto, pursuant to Section 365 of the Bankruptcy Code, or if this Agreement or any agreement supplementary hereto is deemed to be rejected pursuant to Section 365 of the Bankruptcy Code for any reason, then this Agreement, and any agreement supplementary hereto, including the Escrow Agreement, shall be governed by Section 365(n) of the Bankruptcy Code and the licensee Party will retain and may elect to fully exercise its rights under this Agreement and the Escrow Agreement in accordance with Section 365(n) of the Bankruptcy Code.
9.3.3.    If QTI terminates this Agreement pursuant to Article 20.1 in the event that CANON substantially fails to comply with any provision of this Agreement and that such non-compliance has not been cured within thirty (30) Business Days from the date of its receipt of the written notice from QTI, then there shall be no release of source code(s) to CANON pursuant to Article 9.3.2.

Article 10. INSPECTION AND ACCEPTANCE
10.1    Prior to the delivery of the Products, CANON shall inspect and test all the Products in accordance with the outgoing test procedures to be approved in writing by QTI and as specified in the Specifications or otherwise to be separately agreed upon between the Parties in writing.
10.2    QTI shall perform the visual, quantity and/or quality inspection of the Products upon receipt of the Products. If any of the Products delivered hereunder is found deficient in quantity (as set forth in the Accepted PO), or is defective in material and workmanship or inconformity with the Specifications, and such deficiency, defect or non-conformity is caused by CANON, QTI may submit a written claim notice to CANON with sufficient supporting evidence, including but not limited to photographs and reasonably detailed explanation, within thirty (30) Days of the B/L date. Upon receipt of such notice, CANON shall, at its sole discretion, either (i) deliver additional Products to fulfil the required quantity or deliver replacement of the Products, or (ii) offer an equitable reduction in the Purchase Price of the Products delivered, subject to mutual agreement between the Parties. Notwithstanding the foregoing, if CANON lacks sufficient materials to fulfill the required quantity or replace the defective Products, CANON may, in its sole discretion, offer a reduction in the Purchase Price for the Products affected by the shortage or defect.
Article 11. WARRANTY
11.1    CANON hereby warrants to QTI that the Unit(s) shall be free from defects in material and workmanship and conform to the Specifications for a period of (i) twelve (12) months from the delivery date of each Unit(s) from QTI to the distributor, or (ii) twelve (12) months from the installation date for the QT Scanners directly sold to end users by QTI (hereinafter referred to as the “Warranty Period”). If (x) the date of Product failure is within the Warranty Period, (y) QTI provides written notice of the warranty claim to CANON (hereinafter referred to as the “Warranty Notice”) and (z) such Warranty Notice is received by CANON within the Warranty Period or within fifteen (15) Business Days after expiration of the Warranty Period, then such claim will be considered a timely claim (hereinafter referred to as the “Timely Claim”). The warranty set forth in this Article 11.1 shall not cover defects resulting from improper handling or use, including but not limited to (i) assembly, disassembly or maintenance by unauthorized persons, (ii) damage of Products caused during shipping, (iii) improper operation or use as specified in “Note, Caution, Warning and any other warranty exclusions” of the warranty or any other documentation provided with the Products, and (iv) combination of the Products with any QTI or third party’s units or parts without the prior written approval by CANON.
11.2    If any defects in material and workmanship, or non-conformity of the Specifications occur during the Warranty Period and QTI provides a Timely Claim as required in Article 11.1, CANON shall, at its sole discretion (i) send a replacement of a Part(s), (ii) send a brand new Unit as a replacement, (iii) repair the defective Products and return them to QTI, or (iv) refund the equivalent price to the Purchase Price. Shipping costs incurred pursuant to this Article 11.2 shall be covered by CANON. QTI shall inform CANON in writing and receive shipping instructions from CANON before returning any Product to CANON.
11.3    This Article shall be applied to any Products repaired or furnished as replacements under this Article 11.
11.4    Upon the CANON’s written request, QTI shall send the defective Product(s) to CANON within six (6) months of the date of the Warranty Notice.

Article 12. RECALL
CANON shall only be responsible for recalls resulting from the manufacturing process of Products or materials and parts procured by CANON (other than materials and parts procured from QTI). In case QTI considers that the cause of recall was due to CANON’s manufacturing process or procurement of materials and parts, QTI shall provide necessary evidence of such misconduct, or any fault caused by CANON, and both Parties shall negotiate in good faith to detect the cause of such recall and solve the problem.

Article 13. SUPPORT AND TRAINING
Upon CANON’s reasonable request, QTI shall provide necessary training and QA support for manufacturing Products to at least three people at CANON at no charge, provided that (i) such training and support will be provided for no more than three weeks and (ii) a detailed schedule of training shall be separately mutually agreed in writing by the Parties. The Parties agree that CANON will not be obligated to commence manufacturing Products to fulfil its obligations under this Agreement until such support is provided by QTI.

Article 14. ENGINEERING CHANGES
14.1    In case CANON intends to make engineering or manufacturing changes, CANON may do so according to the following two (2) situations, and after receiving a written approval and confirmation from QTI (such approval and confirmation not to be unreasonably refused, withheld or delayed):
(i) For any engineering changes or manufacturing changes which may have a significant impact on the performance, quality, reliability or characteristics of the Products, CANON shall submit to QTI a written notice at least three (3) months prior to the intended implementation of such changes and obtain prior written approval from QTI prior to implementing such changes.

(ii) For any other engineering changes or manufacturing changes which will not have a significant impact on the performance, quality, reliability or characteristics of the Products, CANON shall submit to a written notice at least one (1) month prior to the intended implementation of such changes and obtain prior written approval from QTI.
QTI shall use best efforts to respond to CANON within fifteen (15) Days after its receipt of notices under this Article 14.1. The non-recurring expense related to such changes shall be borne by CANON.
14.2    Notwithstanding Article 14.1, if any engineering or manufacturing changes are required to comply with the applicable regulations or necessary for the safety and effectiveness of the Products, CANON shall submit to QTI a written notice as early as possible prior to the implementation of such changes and await the written approval and confirmation by QTI before implementing such changes, and QTI shall use best efforts to respond to CANON within fifteen (15) Days after its receipt of such notice. If QTI fails to respond in writing within fifteen (15) Days after its receipt of such notice, the delivery date requirement under any relevant Purchase Order shall be suspended until QTI responds in writing to the notice as required under this Article 14.2, and thereafter the delivery date requirement shall be reasonably extended to allow sufficient time for CANON to deliver the Products. The non-recurring expense related to such changes shall be shared between QTI and CANON. In case that any additional material or labor cost is increased related to this change, the change in the Purchase Price shall be discussed and agreed by both Parties.
14.3    In the event that QTI is unable to respond to CANON’s request in Article 14.1 and Article 14.2 within fifteen (15) Days, the Parties shall cooperate to make possible a response as soon as possible.
14.4    In case QTI requests CANON to make engineering changes to the Products, CANON shall evaluate such requested changes and use its commercially reasonable efforts to implement such changes with the non-recurring expense to be borne by QTI. Any kind of changes implemented pursuant to this Article 14.4 cannot be applied to the original products of CANON for a period of two (2) years. In case that any additional material or labor cost is increased related to this change, the change in the Purchase Price shall be discussed and agreed by both Parties.
14.5    Any failure of CANON to meet its obligations under this Agreement or make the changes described in this Article 14 that is attributable to a failure or delay of QTI in this Article 14 or otherwise shall not be a breach by CANON of this Agreement and shall excuse CANON’s corresponding performance.

Article 15. AUDIT
Upon reasonable prior written notice by QTI (a minimum of three (3) months advance notification), CANON shall allow QTI’s personnel or its agents to audit CANON’s factory. The scheduled audits will be conducted during normal business hours. Additional audits may be conducted due to facility relocation or move of Product manufacturing, compliance follow up, or FDA request. CANON shall not be required to provide QTI personnel, or its agents access to any area or information that is likely to result in the disclosure of its or any third party’s trade secret or confidential information.

Article 16. LIMITATION OF LIABILITY
THE RIGHTS AND REMEDIES CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE, AND QTI ACCEPTS THESE REMEDIES IN LIEU OF ANY AND ALL OTHER RIGHTS AND REMEDIES AVAILABLE AT LAW OR OTHERWISE, IN CONTRACT OR IN TORT, FOR ANY AND ALL CLAIMS OF ANY NATURE ARISING OUT OF THIS AGREEMENT. IN NO EVENT SHALL CANON BE LIABLE TO QTI FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT), WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS. IN NO EVENT SHALL CANON’S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT PAID BY QTI TO CANON UNDER THIS AGREEMENT.

Article 17. CONFIDENTIALITY
17.1    Each Party agrees to use the same degree of care to prevent disclosure of Confidential Information of the other Party as it uses to protect and safeguard its own highly valuable proprietary information, but in any event, not less than a reasonable degree of care. The receiving party shall use Confidential Information of the other Party only as necessary to exercise its rights or perform its obligations under this Agreement and shall not circulate Confidential Information within its own organization or entity except to personnel with a specific need to know such Confidential Information to further the purposes of, and exercise its rights under, this Agreement.
17.2    Receiving party may disclose any Confidential Information to any third party without the disclosing party’s prior written consent and on the condition that (i) such third party is subject to written agreements with the party containing obligations of confidentiality that are no less restrictive than the obligations imposed on the Parties hereunder, and (ii) each Party shall be liable to the other for any unauthorized use or disclosure by any third party to whom it made disclosure.
17.3    The obligations of confidentiality set forth in this Article 17 shall not apply to any Confidential Information of the other Party that is: (i) already known to the receiving party at the time of disclosure, as proved by written records; (ii) publicly available or becomes publicly available without a breach of this Agreement by the receiving party; (iii) rightfully received by the receiving party from a third party without a duty of confidentiality; and (iv) independently developed by the receiving party, as proved by contemporaneous written records.
17.4     In case the receiving party is required to disclose any Confidential Information of the other Party pursuant to a judicial or governmental order, the receiving party shall notify the disclosing party promptly in advance and use reasonable efforts to preserve the confidentiality in complying with such required disclosure, including obtaining a protective order to limit such disclosure and use of the information so disclosed to the purposes for which the order is issued. Moreover, unless disclosure of Confidential Information pursuant to a judicial or governmental order results in such Confidential Information becoming publicly available, disclosure pursuant to a judicial or governmental order shall not excuse subsequent disclosure of the Confidential Information so disclosed.
17.5     The confidentiality obligations under this Article 17 shall survive expiration or termination of this Agreement and continue in full force and effect for a period of three (3) years after the expiration or termination of this Agreement.

Article 18. PUBLICITY
    Neither Party shall publish or disclose the substance of this Agreement without the prior written permission of the other Party. However, notwithstanding anything in this Agreement to the contrary, QTI will disclose this Agreement and file it as a material agreement for purposes of the filing or reporting requirements required by the rules or regulations of the Securities and Exchange Commission (hereinafter referred to as the “SEC”), provided however, QTI shall promptly notify Canon prior to doing so. A joint press-release should be mutually agreed in writing upon such event arising.

Article 19. TERM
19.1    This Agreement shall become effective as of its execution (such date of execution hereinafter referred to as the “Effective Date”) and shall remain effective until 31st of December 2026. In case both Parties mutually agree the extension of this Agreement in writing, this Agreement shall be extended for one (1) year after the expiration of this Agreement.
19.2    Notwithstanding the foregoing, in the event of “Change of Control,” either Party shall have the right to, at its sole discretion, terminate this Agreement in its entirety upon forty-five (45) Business Days’ prior written notice to the other Party. Such notice shall be provided prior to the expiration of the then current term of this Agreement. “Change of Control” shall mean: A third party who is a competitor of either Party becoming the majority shareholder of, or becoming an entity substantially controlling the other Party or acquiring substantially all of the assets of such Party.

19.3    In the event of the termination or expiration of the Agreement, CANON will honor all of the outstanding Accepted POs, and both Parties will cooperate to fulfill such orders.

Article 20. TERMINATION
20.1    In the event that either Party substantially fails to comply with any provision of this Agreement and that such non-compliance has not been cured within thirty (30) Business Days from the date of its receipt of the written notice from the other Party, then the other Party shall have the right to terminate this Agreement upon giving a written notice.
20.2    This Agreement may be terminated by either Party in its entirety upon ten (10) Days prior written notice to the other Party in the event that such termination is necessary to comply with any orders of governmental, judicial or any other authorities.
20.3    This Agreement may be terminated by either Party upon written notice to the other, if, at any time during the term of this Agreement, the other Party shall become a voluntary debtor party to any bankruptcy, insolvency, or reorganization proceeding, or shall be declared bankrupt or reorganized by the court of competent jurisdiction, or enter into any composition with its creditors, or shall begin any proceeding for the liquidation or winding up of its business or for termination of its corporate charter.
20.4    This Agreement may be terminated by either Party if normal conduct of the business of the other Party ceases or is substantially altered as a direct or indirect consequence of any action taken by governmental, judicial or any other authorities.
20.5    This Agreement may be terminated by CANON if NXC’s sales of the QT Scanner are adversely affected due to any failures or other circumstances attributable to QTI that QTI is or is reasonably expected to be unable to remedy (including but not limited to Epidemic Failures; the submission of Medical Device Reports (MDRs) to the FDA regarding the QT Scanner; any action by Seller (either voluntarily or upon an order or request by the FDA) to conduct a Field Correction, Market Withdrawal, Stock Recovery, or Recall (as such terms are defined by the FDA); any action by QTI or any regulatory authority to temporarily suspend shipments or manufacturing of QT Scanners; or issues related to QTI’s business operations) within six months from the date of the onset of such an event. “Epidemic Failures” means a malfunctioning of five or more units collectively presumed to have a common underlying cause based on a reasonable evaluation.
20.6    Notwithstanding the expiration or termination of this Agreement, Articles 1 (Definitions), 8 (Payment), 9 (Ownership of Intellectual Property Rights) (except as provided with respect to Article 9.3 in the following sentence), 11 (Warranty), 12 (Recall), 16 (Limitation of Liability), 17 (Confidentiality), 19 (Term), 20 (Termination), 23 (Notice), 26 (Governing Law), 27 (Export Control), and 28 (Arbitration) shall survive after such termination or expiration. However, Article 11 (Warranty) will survive up to the end of the Warranty Period of the

Products and Article 9.3 will survive up to the earlier of (a) the end of the five-year lifetime of the QT Scanners sold to NXC and (b) December 31, 2031.

Article 21. AMENDMENT
This Agreement may not be changed, revoked or waived except in writing signed by duly authorized representatives of both Parties.

Article 22. FORCE MAJEURE
Either Party shall not be liable to the other Party in any manner for failure or delay to fulfill all or part of this Agreement, directly or indirectly, owing to acts of God, governmental orders or restriction, war, threat of war, warlike conditions, hostilities, sanctions, mobilization, blockade, embargo, revolution, riot, looting, strike, lockout, plague or other epidemics, fire, flood or any other causes or circumstances beyond its control (hereinafter referred to as “Force Majeure”). If such failure or delay continues for a period of six (6) months owing to any of the above causes, then either Party shall have the right to terminate this Agreement forthwith upon written notice.
Should any Party be prevented from performing the terms and conditions of this Agreement due to the occurrence of Force Majeure, such prevented Party shall send notice to the other Party within thirty (30) Days from the occurrence of the Force Majeure stating the details of such Force Majeure.

Article 23. NOTICE
All notices, certificates, acknowledgments and other reports herein shall be in writing and shall be deemed properly delivered when duly mailed by first-class mail, postage prepaid to the other Party, at its address as follows, or to such other address as either Party may, by written notice, designate to the other.
As to QTI:         QT IMAGING HOLDINGS, INC.
Three Hamilton Landing, Suite 160
Novato, California 94949
Attention: Chief Operations Officer

As to CANON:     CANON MEDICAL SYSTEMS CORPORATION
1385 Shimoishigami, Otawara-shi,

Tochigi 324-8550, Japan
Attention: General Manager of Ultrasound Systems Division

Article 24. ASSIGNMENT
Neither this Agreement nor any rights or obligations hereunder, or any PO shall be assignable by either of the Parties without prior written consent of the other Party, and any assignment without such consent shall be null and void. The foregoing notwithstanding, either Party shall assign its rights and obligations under this Agreement to a third party in connection with a merger, acquisition, sale of assets or a reorganization without written consent of the other Party.

Article 25. SUB-CONTRACTING
Notwithstanding the foregoing, and following written notification to QTI, CANON may sub-contract all or a part of the manufacturing process of the Products, in the pursuance of and in order to fulfill its obligations under this Agreement and the PO issued, but shall at all times remain directly responsible for such obligations and liabilities in accordance with this Agreement.

Article 26. GOVERNING LAW
This Agreement shall be governed and construed in accordance with the laws of Singapore without reference to conflict of laws principles. The Parties agree to exclude the application of the United Nations Convention on Contracts for the International Sales of Goods (1980).

Article 27. EXPORT CONTROL
Subject to the Product(s) of this Agreement, both Parties agree to cooperate with, (i) that QTI will purchase and import or export the Products from CANON in compliance with the Japanese Foreign Exchange and Foreign Trade Control Laws, and/or the U.S. Export Administration Regulations and/or any other applicable export regulations, and (ii) that the Products or any part thereof, any information, technical data, or products received from the other Party, or any direct product thereof shall not be directly or indirectly exported or re-exported, to any destination or country restricted or prohibited by such laws and regulations, unless properly authorized by the appropriate government authorities.

Article 28. ARBITRATION
Any and all disputes, controversies, and differences which may arise out of performing this Agreement shall be settled through good faith negotiations between the Parties. If, however, the Parties fail to reach a settlement with respect to any such disputes, controversies, or differences, they shall be settled by binding arbitration carried out by the Singapore International Arbitration Centre in accordance with the rules of said Association. Any award made pursuant to such arbitration shall be final and binding upon the Parties hereto.

Article 29. NO WAIVER
Any failure of either Party to enforce, for any period of time, any of the provisions under this Agreement shall not be construed as a waiver of such provisions or of the right of such Party thereafter to enforce each and every provision under this Agreement. Each Party will inform failure(s) of the other Party as soon as possible in a good faith.
Article 30. SEVERABILITY
If any provisions or clause of this Agreement shall be held unlawful or invalid by court or administrative decision, it shall be deemed severable and such unlawfulness or invalidity shall not in any way affect any other provisions or clause of this Agreement which can be given effect without the unlawful or invalid provision or clause.

Article 31. HEADINGS
The headings and titles to the Articles of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of any provision hereof.

ARTICLE 32. ANTI-CORRUPTION
Both Parties shall not, and shall procure its employees and agents do not, offer, give or agree to give any person, or accept from any person, whether for itself or on behalf of another, any gift, payment, consideration, financial or non-financial advantage or benefit of any kind, which constitutes an illegal or corrupt practice under the laws of any country, either directly or indirectly in connection with this Agreement, or otherwise than in connection with this Agreement.

Article 33. ENTIRE AGREEMENT

This Agreement constitutes the entire and only agreement between the Parties as to the subject matter hereof and no modification, change and amendment of this Agreement shall be binding upon the Parties, except by mutual express consent in writing of subsequent date duly signed by the authorized officers or representatives of each of the Parties.
IN WITNESS WHEREOF, the Parties have caused this Agreement in English and in Duplicate to be executed by their respective duly authorized officers or representatives as of the Execution Date.

QT IMAGING HOLDINGS, INC., By: /s/ Dr. Raluca Dinu Name: Dr. Raluca Dinu Title: Chief Executive Officer Date: March 27, 2028	CANON MEDICAL SYSTEMS CORPORATION By: /s/ Akihiro Sano Name: Akihiro Sano Title: Vice President, General Manager Date: March 28, 2025

Exhibit A-1 ：Components List
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Exhibit A-2 ：Parts List
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Exhibit B：Specification
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Exhibit C     Forecast Policy
No later than the tenth (10th) Day of each month, QTI agrees to provide its rolling forecast for the Unit required to deliver during next six (6) months from the issuing month of the forecast. For the avoidance of doubt, the forecast is a binding forecast.